INTER-REGIONAL FINANCIAL GROUP NAMES
             LOUIS FORNETTI CHIEF FINANCIAL OFFICER


MINNEAPOLIS, August 7, 1995 -- Inter-Regional Financial Group (NYSE: IFG), parent company of regional broker-dealers Dain Bosworth Incorporated, Minneapolis, and Rauscher Pierce Refsnes, Inc., Dallas, today named Louis C. Fornetti executive vice president, chief financial officer and treasurer. Fornetti, 45, is a member of the IFG Executive Committee. In addition to directing IFG's financial strategy, Fornetti has management responsibility for financial controls and reporting as well as the treasury, investor and corporate communications, legal and corporate audit functions.

  "We are delighted to be adding an executive of Lou Fornetti's stature in the financial services industry to IFG's senior executive team," stated Irving Weiser, IFG's chairman and chief executive officer. "After a long and thoughtful search, we are confident that Lou is just the right person to succeed John C. Appel, who served as IFG's CFO before being promoted to president and chief operating officer of Dain Bosworth in early 1994."

  Previously, Fornetti was senior vice president and chief financial officer of American Express Financial Advisors (formerly IDS) in Minneapolis. He joined IDS as vice president and corporate controller in 1985, was promoted to senior vice president in 1988, and CFO in 1993. From 1979 to 1985 he was with the St. Paul Companies, beginning as an accounting officer of St. Paul Fire and Marine and being promoted up through the ranks to vice president and corporate controller of the parent company in 1983. From 1972 to 1979 he was with the accounting firm of KPMG Peat Marwick in St. Paul.

  A certified public accountant, Fornetti is a graduate of Northern Michigan University in Marquette, Michigan. He and his family make their home in Apple Valley, Minnesota.

  Inter-Regional Financial Group is, through Dain Bosworth Incorporated and Rauscher Pierce Refsnes, Inc., one of the nation's largest full-service regional brokerage and investment banking companies. IFG's two broker-dealers serve individual, institutional, corporate and governmental clients in 24 states, predominantly in the western half of the United States. IFG also is the parent company of Regional Operations Group, an operations and technology services subsidiary, and IFG Asset Management Services, Inc., a financial services subsidiary which includes Insight Investment Management, adviser to the Great Hall Funds. The company's common stock is traded on the New York Stock Exchange under the symbol IFG.

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FOR MORE INFORMATION, CONTACT:  B. J. French, (612) 371-2363